Exhibit 99.1

Definitive Agreement Signed for FEMSA’s Acquisition of Retail Assets from Delek US

August 1, 2024

NASHVILLE, Tenn—(BUSINESS WIRE)— FEMSA (NYSE:FMX) and Delek US Holdings, Inc. (NYSE:DK) (“Delek”) have entered into a definitive agreement, whereby a subsidiary of FEMSA will acquire 100% of the equity interests in the Delek subsidiaries that operate Delek’s retail business (“Delek US Retail”) for cash consideration of $385 million (the “Transaction”), including the purchase of inventories. The transaction is anticipated to close sometime late in the third quarter or in the fourth quarter 2024.

Delek US Retail is a leading convenience store chain with 249 corporate stores operating primarily in the southwestern United States including locations in Texas and New Mexico. Delek operates company stores under the DK brand. FEMSA is one of the largest conglomerates in Mexico with operations in over 17 countries. Through FEMSA’s Proximity & Health Division it operates OXXO; the largest small-format proximity store operator in the Americas with over 22,800 stores in 5 countries, including Mexico, Colombia, Chile, Peru and Brazil.

José Antonio Fernández Garza-Lagüera, CEO of FEMSA’s retail operations, commented: “At FEMSA, we have a long-held ambition to enter the US convenience and mobility industry, and this transaction represents the ideal way for us to take our first step in this compelling market. We have been building and expanding our retail operation in Mexico for over 45 years, eventually reaching ten other countries in South America and Europe, and a store base of more than 30,000 locations. As we welcome our new DK colleagues into the FEMSA family, we are excited to embark on this new and important journey together.”

Avigal Soreq, President, and Chief Executive Officer of Delek, said, “The sale of Delek US Retail to FEMSA is an incremental step in our commitment to unlock the sum of the parts value inherent in our system. We are pleased with this transaction and expect to execute on additional steps to unlock value for our stakeholders. Importantly, it allows us to gain a competitive partner for ongoing and expanded retail fuel sales. We look forward to building on this partnership with FEMSA in both the short and long-term. The transaction creates an exciting opportunity for Delek US Retail and its employees as they become part of FEMSA’s growth strategy in the United States.”

Delek’s exclusive financial advisor was Raymond James & Associates, Inc. and legal advisor was Baker Botts L.L.P.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, pipelines, renewable fuels and convenience store retailing. The refining assets consist primarily of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. Pipeline assets include an ownership interest in the 650-mile Wink to Webster long-haul crude oil pipeline. The convenience store retail segment operates 249 convenience stores in West Texas and New Mexico.

The logistics operations include Delek Logistics Partners, LP (NYSE: DKL). Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. Delek US Holdings, Inc. and its subsidiaries owned approximately 72.6% (including the general partner interest) of Delek Logistics Partners, LP as of June 30, 2024.

Information about Delek US Holdings, Inc. can be found on its website ( www.delekus.com ), investor relations webpage (ir.delekus.com), news webpage ( www.delekus.com/news ) and its Twitter account (@DelekUSHoldings).

About FEMSA

FEMSA is a company that creates economic and social value through companies and institutions and strives to be the best employer and neighbor to the communities in which it operates. It participates in the retail industry through a Proximity Americas Division operating OXXO, a small-format store chain, and other related retail formats, and Proximity Europe which includes Valora, our European retail unit which operates convenience and foodvenience formats. In the retail industry it also participates through a Health Division, which includes drugstores and related activities and Digital@FEMSA, which includes Spin by OXXO and Spin Premia, among other digital financial services initiatives. In the beverage industry, it participates through Coca-Cola FEMSA, the largest franchise bottler of Coca-Cola products in the world by volume. Across its business units, FEMSA has more than 392,000 employees in 18 countries. FEMSA is a member of the Dow Jones Sustainability MILA Pacific Alliance, the FTSE4Good Emerging Index and the Mexican Stock Exchange Sustainability Index: S&P/BMV Total México ESG, among other indexes that evaluate its sustainability performance.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil obtained and the price of the refined petroleum products that are ultimately sold; gains and losses from derivative instruments; changes in the scope, costs, and/or timing of capital and maintenance projects; managements’ ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; acquired assets may suffer a diminishment in fair value which may result in a need to record a write-down or impairment in carrying value of the asset on the balance sheet and a resultant loss recognized in the statement of operations; the effect on the companies’ financial results by the financial results of other entities in which significant equity investment are held; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; competitive positions and the effects of competition; the projected growth of the industries in which the companies operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States and other markets where the companies participate; and other risks contained in Delek US’ filings with the United States Securities and Exchange Commission

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US and FEMSA undertake no obligation to update or revise any such forward-looking statements.

Investor Relations and Media/Public Affairs Contact:

investor.relations@delekus.com